EXHIBIT 10(a)(10)

EMPLOYMENT AGREEMENT

This Employment Agreement, dated January 1, 2007 (this "Agreement"), is between PATRIOT NATIONAL BANK, a national banking association with headquarters located in Stamford, Connecticut (the "Bank"), PATRIOT NATIONAL BANCORP, INC., a Connecticut corporation ("Bancorp") and CHARLES F. HOWELL of Danbury, Connecticut (the "Executive").

RECITALS

WHEREAS, the Executive, the Bank and Bancorp desire that the Executive be employed as President and Chief Executive Officer of the Bank and as President of Bancorp (Bank and Bancorp may collectively be referred to as the “Employers”). The Executive and the Employers desire to enter into this Employment Agreement with Executive for several primary reasons: (1) to provide Executive with job security and the Employers with the security of Executive's services for the term provided herein; (2) to provide further incentive to Executive in the discharge of his responsibilities to the Employers; and (3) to define Executive's duties and terms of employment; and

WHEREAS, the Employers and Executive contemplate that the Employers will: (i) disclose to Executive information concerning the Employer's business affairs, including certain confidential information; and (ii) assist Executive in establishing goodwill and rapport with certain customers of the Bank. The use by Executive of this information, goodwill and rapport in competing with or in aiding others in competing with the Employers would have a detrimental effect on future profitable operations of the Employers.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter described, the parties agree as follows:

1. Term of Employment. The Employers agree to employ Executive, and Executive agrees to accept employment with the Employers for a term commencing on January 1, 2007 and continuing through December 31, 2009, unless subsequently extended or sooner terminated as provided in this Agreement (the "Employment Period"). The Employers further agree to initiate discussions with Executive promptly following the second anniversary of the date hereof for the purpose of determining whether a further extension to this Agreement is acceptable to the parties hereto, it being understood that neither party shall have any binding obligation to further extend the Employment Period.

2. Duties.

(a) During the Employment Period, Executive shall perform the duties and exercise the powers relating to the office of the President and Chief Executive Officer of the Bank and the President of Bancorp, including all duties assigned to Executive by the respective Boards of Directors of the Bank and Bancorp (the "Board of Directors"). All duties assigned shall be consistent with the customary duties of the above-described offices at a national bank. The Executive will be a director of Bancorp and the Bank, and Vice Chairman of the Board of Directors of Bancorp. In the event Executive is not so elected as a director of Bancorp and the Bank and as a Vice Chairman of Bancorp during any relevant period, Executive shall have the right to terminate this Agreement without any further duties or obligations on the part of Executive hereunder.

(b) During the Employment Period, Executive shall devote his entire business time, best efforts and ability to the business of the Bank and Bancorp, shall faithfully and diligently perform his duties, shall comply in all material respects with the overall policies established by the Boards of Directors and shall do all that is reasonably in his power to promote, develop and extend the business of the Bank and Bancorp. Notwithstanding the foregoing, it is understood that the Executive shall be permitted to continue to serve on various civic and non-profit organizations approved by the Bank and Bancorp.

3. Compensation and Benefits.

(a) Base Salary. The Employers shall pay Executive as compensation for his services during the Employment Period an annual base salary of Two Hundred Seventy-five Thousand Dollars ($275,000.00) for the first twelve (12) month period, Two Hundred Ninety Thousand Dollars ($290,000.00) for the second twelve (12) month period, and Three Hundred Ten Thousand Dollars ($310,000.00) for the third twelve (12) month period (the "Base Salary"). Salary payments shall be made in equal installments consistent with the Employer’s standard payroll practices for its officers. The Base Salary shall be reviewed by the Board of Directors each year during the Employment Period and set by the Board of Directors in an amount not less than the stated contract salary; any increase in Base Salary in excess of the stated contract may take the form of a contingent increase based upon the achievement of articulated personal or corporate goals, or both, at the discretion of the Board of Directors.

(b) Expenses. Upon submission of appropriate invoices or vouchers, the Employers shall pay or reimburse Executive for all reasonable expenses incurred by him in the performance of his duties under this Agreement in furthering the business, and in keeping with the policies, of the Employers.

(c) Vacation. Executive shall be entitled to four (4) weeks paid vacation each contract year, to be taken each year at a time or times as shall be mutually agreed upon by the Employers and Executive and consistent with applicable regulatory requirements. If Executive fails to use all of his vacation time during a particular calendar year, the unused portion shall not be carried over to the subsequent year, unless approved in writing by the Chairman of the Board of the Directors.

(d) Cash Incentive Compensation. The Board of Directors, in its sole discretion, may authorize the payment of special cash incentive compensation to Executive from time to time in excess of the amount stated in any documented regular cash incentive plans. Any such special payment of incentive compensation will not set a precedent requiring or suggesting that similar incentive compensation will be paid in the future. The Executive shall be entitled to participate in any Profit Sharing Plan or any additional compensation plan adopted by the Board of Directors and generally available to the officers and / or employees of the Employers. In the event that the Executive's profit share payout percentage is reduced to a level below any other member of senior management of the Employers, the Executive shall have the right to terminate this Agreement without any further duties or obligations on the part of Executive hereunder, and in such event Executive shall not be entitled to any termination payment under Section 5 hereof.

(e) Insurance Policies.

(i) Term Life Insurance. During the Employment Period, Employers shall provide term life insurance coverage for Executive in such form and amount as is not less favorable than that coverage provided by the Employers to other employees of the Employers from time to time generally.

(ii) Key Man Insurance. During the Employment Period, Executive shall permit the Employers to insure his life under a policy or policies of life insurance issued by an insurance company or companies selected by the Employers, and to name the Employers as sole beneficiary thereunder. Executive agrees to submit to any physical examinations which may be reasonably required in connection with such policies.

(iii) Disability Insurance. During the Employment period, Employers shall provide Executive with disability insurance coverage in such form and amount consistent with that provided to other Bank employees of Employers generally.

(f) Benefits. During the Employment Period, Executive shall be entitled to and shall be included under the same rules or restrictions in any employee welfare and retirement plan or program of the Employers available generally to its employees and/or officers including, without limitation, plans for hospital services, medical services benefits, sick pay, dental and other health plans.

(g) Stock Plans. During the Employment Period, as to any stock incentive, stock option, or stock compensation plan adopted by the Board of Directors, the Executive will be entitled to participate therein to the extent determined by the Board of Directors in its reasonable discretion. In addition, notwithstanding the expiration of the Executive's Employment Agreement dated October 23, 2000 (as amended) (the "2000 Employment Agreement"), the Executive shall continue to be entitled to all of the stock grant and stock option benefits set forth in Section 3(g) thereof, and the vesting of such stock grants and stock options and the effect thereon of any termination of the Executive's employment shall continue to be governed by the 2000 Employment Agreement.

4. Disability. If during any period in which Executive shall have continued to perform his duties as an employee of the Employers, Executive shall incur a total or partial disability (as defined in subsection (d) below), then until the earlier of (a) 180 days after the date such disability is incurred, or (b) the expiration of the term of the Employment Period (either shall be termed the "Disability Period"), the Employers shall pay Executive during the Disability Period on the basis of his then-regular salary (any payments that Executive does or would otherwise receive pursuant to the Bank's disability coverage for employees generally for this period of disability shall be set off against these payments).

(a) If Executive's total disability shall terminate prior to the expiration of the Employment Period, then Executive shall return to full and active employment with the Employers under the terms of this Agreement; provided that if he shall again become disabled within a period of three (3) months after such return, other than by reason of an event which is not causatively related to his original disability, then Executive shall be deemed to have been continuously disabled from the date he incurred his original disability;

(b) In the event Executive shall incur a partial disability (as defined in (d) below), then during the period of the partial disability, the compensation to be paid to him in consideration of his services to the Employers shall be equitably adjusted to reflect the time that he is able to devote to the affairs of and the value of the service he is able to impart to the Employers; provided, however, that during the Disability Period, the compensation shall not be less than Executive would have received under this Section 4 had he been totally rather that partially disabled (this is to say, he shall receive his then-regular salary for that Disability Period);

(c) Payments to Executive under this Section 4 shall be reduced by the amounts, if any, as may be payable to him by reason of his disability under policies of insurance maintained and/or paid for by the Employers;

(d) As used in this Agreement, the term "total disability" shall mean a disability such that, for physical or mental reasons, Executive is unable to perform substantially his obligations hereunder for the reasonably foreseeable future (not less than 90 days), as determined by the Employer’s Board of Directors after considering competent medical evidence. As used in this Agreement, the term "partial disability" shall mean a disability, other than a total disability, such that, for physical or mental reasons, Executive is unable to perform a material portion of his usual duties at the Employers on a full-time basis as determined by the Board of Directors after considering competent evidence.

5. Termination.

(a) Termination by Death. If Executive dies during the Employment Period, the Employer’s obligations under this Agreement shall terminate immediately and

Executive's estate shall be entitled to all arrearages of salary and expenses but shall not be entitled to further compensation.

(b) Termination With or Without Cause. This Agreement and Executive's employment with the Employers may be terminated for cause at any time upon thirty (30) days advance written notice from the Employers to Executive, which notice shall set forth the facts on which the termination is based. Upon termination, Executive shall be entitled to all arrearages of salary and expenses, but shall not be entitled to further compensation or benefits.

As used in this Agreement, and without limitation, "cause" shall include: (i) Executive's conviction by any trial court of any crime involving fraud, embezzlement, theft or dishonesty; (ii) serious willful misconduct by Executive, including personal dishonesty in connection with Employers business or customers or the breach of a fiduciary duty to the Employers or its customers; (iii) the total disability of Executive, as defined in Paragraph 4 above; (iv) any material breach by Executive of this Agreement; or (v) if the Employer’s regulatory authorities issue an order removing Executive from his positions at the Employers, or if such regulatory authorities inform the Directors that continuation of Executive in his position at the Employers would constitute an unsafe and unsound banking practice.

Executive's employment may be terminated by the Employers without cause at any time, provided that, in such event, Employers shall pay Executive, in one lump-sum payment within thirty (30) days after such termination, an amount equal to the higher of the following: (i) that amount which is equal to the aggregate amount of salary payments that would be made to Executive for the remainder of the Employment Period, calculated at the Executive's then annual Base Salary; or (ii) that amount which is equal to 1-1/2 years (18 months) Base Salary, calculated at Executive's then annual Base Salary, whichever is greater.

In addition, if Executive is terminated without cause, the Employers shall either continue to carry Executive at no additional cost to him under the Employer’s employee hospital, medical services, dental and other health plans for the remainder of the Employment Period, or, if he is not eligible for continued coverage under such plans, pay the cost of similar coverage for Executive pursuant to COBRA or similar private insurance plans offering comparable coverage.

In addition to the foregoing, in the event that Executive's employment is terminated by the Employers without cause following the occurrence of a "Change of Control" as defined in that certain Change of Control Agreement dated as of January 1, 2007 between the Executive and the Employers (the "Change of Control Agreement"), the Executive shall be entitled to receive the higher of (i) the payment amount calculated pursuant to the third paragraph of this Section 5(b), or (ii) the amount payable pursuant to the Change of Control Agreement but the Executive shall not be entitled to receive both of the aforesaid payment amounts.

(c) The Executive shall have the right to terminate this Agreement without any further duties or obligations on his part in the event that any person other than Angelo De Caro holds the position of Chairman of the Board of the Bank or Bancorp or Chief Executive Officer of Bancorp, or in the event that Angelo De Caro and his family members or trusts reduce their beneficial ownership of Bancorp's common stock to an amount less than fifteen percent (15%) of the total outstanding common stock of Bancorp. In the event of such a termination, Executive shall not be entitled to any termination payment.

(d) Immediate Cessation of Employment. In the event Executive's employment terminates pursuant to subparagraphs (b) or (c) above, the Employers may further direct Executive to cease immediately his activities on behalf of the Employers and to discontinue using any of the Employer’s facilities; provided, however, that in the event of these directions, the Employers shall continue to provide Executive with salary and other benefits required by this Agreement until the expiration of the notice period set forth in subparagraph (b).

(e) Survival. Anything in this Agreement to the contrary notwithstanding, the provisions of Sections 6, 7, 8 and 9, shall survive the termination of Executive's employment with the Employers.

6. Non-Competition Agreement and Non-Interference Covenants.

(a) Executive absolutely and unconditionally covenants and agrees with the Employers that, from the period commencing on the date of this Agreement and continuing for a period of one (1) year following the termination of his employment as provided for in this Agreement, Executive will not, anywhere in the Restricted Area (as defined in subparagraph (b) below), either directly or indirectly, solely or jointly with any person or persons (a "Competitor"), as an employee, consultant, or advisor (whether or not engaged in business for profit), or an individual proprietor, partner, shareholder (provided that share ownership of less than 5% of the share voting power shall be permitted), director, officer, joint venturer, investor (provided that such investment will not be a violation if it is limited to less than 5% of the ownership of such entity), lender, or in any other capacity, compete with the business of the Employers (i) as conducted as of the date of execution of this Agreement; or (ii) as conducted during the Employment Period; or (iii) as conducted as of the end of the Employment Period or (iv) as proposed to be conducted by the Employers as of the end of the Employment Period (collectively, the "Business"). In addition, Executive covenants and agrees that he will not, for a period of one (1) year following the termination of this Agreement, directly or indirectly, for whatever reason, whether for his own account or for the account of any other person, firm, corporation or other organization: (i) solicit, employ, or otherwise interfere with any of the Employer’s contracts or relationships with any employee, officer, director or any independent contractor who is employed by or associated with the Employers at the time of termination of this Agreement; or (ii) actively solicit, or cause to be solicited or otherwise actively interfere with any of the Employer’s contracts or relationships with any independent contractor, customer, client or supplier of the Employers. It shall not constitute a violation of this Section 6 if customers, clients or employees follow Executive to his new place of employment without any independent solicitation on the part of Executive (or caused by Executive) or if such customers or clients respond to any mass advertising solicitation conducted independently by Executive's new employer without input from Executive. Notwithstanding the foregoing, the provisions of this Section 6 (a) shall not apply in the event that (i) the Executive's employment is terminated by the Employers other than for cause or (ii) the Executive is employed by the Employers for the entire term hereof and the Employers and the Executive fail to agree, at least 6 months prior to the end of such term, as to the terms and conditions for a new contract or renewal hereof, provided, however, that the provisions of this Section 6(a) shall continue to apply even in the event of the circumstances described in subsections (i) and (ii) immediately above in the event that the Employers determines, in its sole discretion, to pay to the Executive an amount equal to seventy-five percent (75%) of the Executive's total cash compensation in respect of the immediately preceding twelve month period (excluding stock related payments), such payment to be made to the Executive within ninety (90) days of the end of this Agreement, in which event the Executive shall then be subject to the restrictions of the aforesaid Section 6(a). In either of the foregoing events, however, the terms of Section 7 hereof shall continue to be binding upon the Executive.

(b) As used in this Section 6: (i) the term "compete" shall mean engaging, participating, or being involved in any respect in the business of banking, or furnishing any aid, assistance or service of any kind to any person in connection with, the Business and shall include, without limitation, being employed by any banking institution which has a branch or other place of business in the Restricted Area; (ii) the term "Restricted Area" shall mean the following: Fairfield and New Haven Counties, Connecticut; Westchester, Nassua and Suffolk Counties, New York and Manhattan, New York.

(c) If a Court or arbitration panel concludes through appropriate proceedings that Executive has breached the covenant set forth in this Section, the term of the covenant shall be extended to a term equal to the period for which Executive is determined to have breached the covenant.

7. Covenant Not to Disclose. Executive agrees that, by virtue of the performance of the normal duties of his position with the Employers and by virtue of the relationship of trust and confidence between Executive and the Employers, he possesses and will possess certain data and knowledge of operations of The Employers which are proprietary in nature and confidential. Executive covenants and agrees that he will not, at any time, whether during the term of this Agreement or otherwise, reveal, divulge or make known to any person (other than The Employers) or use for his own account, any confidential or proprietary record, data, trade secret, price policy, rate structure, personnel policy, method or practice of obtaining or doing business by the Employers, or any other confidential or proprietary information whatever (the "Confidential Information"), whether or not obtained with the knowledge and permission of The Employers and whether or not developed, devised or otherwise created in whole or in part by his efforts. Executive further covenants and agrees that he shall retain all such knowledge and information which he shall acquire or develop respecting such Confidential Information in trust for the sole benefit of the Employers and their successors and assigns.

8. Business Materials and Property Disclosure. All written materials, records, and documents made by Executive or coming into his possession concerning the business or affairs of the Employers shall be the sole property of the Employers and, upon termination of his employment with the Employers, Executive shall deliver the same to the Employers and shall retain no copies. Executive shall also return to the Employers all other property in his possession owned by the Employers upon termination of his employment.

9. Breach by Executive. It is expressly understood, acknowledged and agreed by Executive that: (i) the restrictions contained in Sections 6, 7 and 8 of this Agreement represent a reasonable and necessary protection of the legitimate interests of the Employers and that his failure to observe and comply with his covenants and agreements in those Sections will cause irreparable harm to the Employers; (ii) it is and will continue to be difficult to ascertain the nature, scope and extent of the harm; and (iii) a remedy at law for such failure by Executive will be inadequate. Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which the Employers have in the event of any breach of said Sections, The Employers shall be entitled, and is expressly and irrevocably authorized by Executive, to demand and obtain specific performance, including without limitation, temporary and permanent injunctive relief, and all other appropriate equitable relief against Executive in order to enforce against Executive, or in order to prevent any breach or any threatened breach by Executive, of the covenants and agreements contained in those Sections.

10. Regulatory Restrictions. Notwithstanding any provision to the contrary in this Agreement, the Bank shall not be required under this Agreement to continue Executive in his position(s) at the Bank, or to make any payments to Executive, if the regulatory authorities having jurisdiction over the Bank order the Executive's removal from the Bank, or if such regulations determine that any payment would constitute an illegal "excess parachute" payment under 12 U.S.C. Section 1828(k) and regulations promulgated thereunder, or an "unsafe or unsound banking practice" pursuant to 12 U.S.C. Section 1818(b).

11. Arbitration. Any dispute whatsoever relating to the interpretation, validity or performance of this Agreement, or any other dispute arising out of this Agreement which cannot be resolved by any party upon thirty (30) days' written notice to the other party shall be settled by arbitration in the City of Stamford, Connecticut, in accordance with the rules then prevailing of the American Arbitration Association, and the judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. It is the purpose of this Agreement, and the intent of the parties hereto to make the submission to arbitration of any dispute or controversy arising out of this Agreement, as set forth hereinabove, an express condition precedent to any legal or equitable action or proceeding of any nature whatsoever.

12. General Provisions:

(a) All notices required by this Agreement shall be in writing and shall be sufficiently given if delivered or mailed by registered or certified mail, return receipt requested, to the parties at their respective addresses set forth below. Any party may specify a different address by written notice to the other, in accordance with this Section. All notices shall be deemed to have been given as of the date so delivered or mailed.

To the Employers:

900 Bedford Street
Stamford, CT
Attention: Chairman of the Board of Directors

To Executive:

Charles F. Howell
13 Delno Drive
Danbury, CT

(b) Except insofar as Executive may be subject to general policies adopted by the Employers from time to time, this Agreement contains the entire agreement between the parties, and there are no other representations, warranties, conditions or agreements relating to the subject matter of this Agreement.

(c) The waiver by any party of any breach or default of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

(d) This Agreement may not be changed orally but only by an agreement in writing duly executed on behalf of the party against which enforcement of any waiver, change, modification, consent or discharge is sought.

(e) This Agreement shall be binding upon and inure to the benefit of the Employers and Executive and their respective successors, assigns, heirs and legal representatives. Insofar as Executive is concerned, this Agreement is personal and Executive's duties under it shall not be assigned by Executive.

(f) Each of the parties agrees to execute all further instruments and documents and to take all further action as the other party may reasonably request in order to effectuate the terms and purposes of this Agreement.

(g) This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

(h) This Agreement shall be construed pursuant to and in accordance with the laws of the State of Connecticut.

(i) Wherever used in this Agreement, the masculine, feminine and neuter pronouns shall be fully interchangeable, and the singular shall include the plural where the context so requires and vice versa.

(j) If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such term of provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PATRIOT NATIONAL BANK

By:      /s/ Angelo De Caro
Angelo De Caro
Chairman of Board of Directors

PATRIOT NATIONAL BANCORP, INC.

By :  /s/ Angelo De Caro
Angelo De Caro
Chairman of Board of Directors

/s/ Charles F. Howell
Charles F. Howell
Executive